Exhibit 3.1

ANNEX A TO STATEMENT OF MERGER

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

CDI CORP.

CDI Corp., a corporation organized and existing under the laws of the Commonwealth of Pennsylvania, hereby certifies as follows:

A. The present name of the Corporation is CDI Corp. The original Articles of Incorporation were filed with the Department of State of the Commonwealth of Pennsylvania (the “Department of State”) on July 30, 1985, as amended by that certain Articles of Amendment-Domestic Corporation filed with the Department of State on May 8, 1990, as further amended by that certain Articles of Amendment-Domestic Corporation with the Department of State on December 12, 2007.

B. The text of the Articles of Incorporation is hereby amended and restated in its entirety to read as follows:

In compliance with the requirements of 15 Pa.C.S. §1306 (relating to articles of incorporation), the undersigned, desiring to incorporate a business-stock corporation, hereby states that:

1.	The name of the corporation is: CDI Corp.

2.	The address of this Corporation’s current registered office in this Commonwealth is: 1735 Market Street, Suite 200, Philadelphia, PA 19103; County of Philadelphia.

3.	The Corporation is incorporated under the provisions of the Business Corporation Law of 1988.

4.	The Corporation is organized on a stock share basis and the aggregate number of shares authorized is: 1,000 common, $0.001 par value.

5.	The specified effective date is: upon filing.

6.	Subchapter D of Chapter 25, §2535 et seq. Section 2538 of the Pennsylvania Business Corporation Law of 1988 or any corresponding provision of succeeding law, shall not be applicable to this corporation.

7.	Subchapter E of Chapter 25, §2541 et seq. of the Pennsylvania Business Corporation Law of 1988 or any corresponding provision of succeeding law, shall not be applicable to this corporation.

8.	Subchapter F of Chapter 25, §2551 et seq. of the Pennsylvania Business Corporation Law of 1988 or any corresponding provision of succeeding law, shall not be applicable to this corporation.

9.	Subchapter G of Chapter 25, §2561 et seq. of the Pennsylvania Business Corporation Law of 1988 or any corresponding provision of succeeding law, shall not be applicable to this corporation.

10.	Subchapter H of Chapter 25, §2571 et seq. of the Pennsylvania Business Corporation Law of 1988 or any corresponding provision of succeeding law, shall not be applicable to this corporation.

11.	The shareholders of this corporation shall NOT be entitled to cumulative votes in the election of directors.

IN TESTIMONY WHEREOF, the undersigned officer has executed these Amended and Restated Articles of Incorporation this              day of                     , 2017.

CDI CORP.

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